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                                                                    EXHIBIT 4(R)

                      MERRILL LYNCH LIFE INSURANCE COMPANY

                    INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This endorsement is part of the Contract. The Contract, as amended, is intended to qualify as an individual retirement annuity under section 408(b) of the Internal Revenue Code of 1986, as amended (the "Code"). The following provisions replace any contrary provisions of the Contract:

1. The Owner shall be the Annuitant. Any provision of the Contract that would allow co-owners, or that would allow more than one person to share distributions, is deleted.

2. The Contract is not transferable or assignable (other than pursuant to a divorce or separation instrument in accordance with Code section 408(d)(6)) and is established for the exclusive benefit of the Owner and his or her Beneficiaries. It may not be sold, assigned, alienated, or pledged as security for a loan or other obligation.

3.       The Owner's entire interest in the Contract shall be nonforfeitable.

4.       (a)      Premium payments shall be in cash. Initial premium payments must be $10,000 or more. The following purchase payments shall be accepted as initial premiums under this Contract:

                  (i) rollover contributions described in Code sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10),
                           408(d)(3), and 457(e)(16);

                  (ii) amounts transferred from another individual retirement account or annuity; and

                  (iii) contributions made pursuant to a Simplified Employee Pension ("SEP"), as provided in Code section 408(k), up to the limits specified in Code section 408(j), that are made in accordance with the written terms of the SEP.

         (b) Additional premium payments must satisfy the same requirements as initial premium payments, or such additional contributions must not exceed the annual contribution limits specified in Code section 408(b), as set forth in subsection (i) and (ii), or the Owner's compensation (as defined in paragraph (d) below), if less, for that taxable year:

                  (i) if the Owner is under age 50, $3,000 for any taxable year beginning in 2004, $4,000 for any taxable year beginning in 2005 through 2007, and $5,000 for any taxable year beginning in 2008 through 2010;

                  (ii) if the Owner is age 50 or over, $3,500 for any taxable year beginning in 2004, $4,500 for any taxable year beginning in 2005, $5,000 for any
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                           taxable year beginning in 2006 through 2007, and
                           $6,000 for any taxable year beginning in 2008 through 2010.

                  After 2008, the limits listed above will be adjusted by the Secretary of the Treasury for cost of living increases under Code section 219(b)(5)(C). Such adjustments will be in multiples of $500.

                  Notwithstanding the foregoing, for any calendar year in which the Owner has attained age 70-1/2, the limit of additional cash premium payments are reduced to zero.

         (c) For purposes of paragraph (b) above, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code section 401(c)(2) (reduced by the deduction a self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Code section 401(c)(2) shall be applied as if the term trade or business for purposes of Code section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the individual's gross income under Code section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Code section 71(b)(2).

         (d) No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE IRA plan.

         (e) The Owner must determine whether any premium payment qualifies as a permissible contribution subject to favorable tax treatment under the Code. The Owner must also determine whether such amount qualifies as a permissible rollover contribution for income tax purposes.

5. This Contract does not require fixed premium payments. Any refund of premiums (other than excess contributions) will be applied before the close of the calendar year following the year of the refund toward the payment of additional premiums or the purchase of additional benefits.

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         Notwithstanding any provision of this Contract to the contrary, the distribution of the individual's interest in the Contract shall be made in accordance with the requirements of Code section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Contract (as determined under Section 11 below) must satisfy the requirements of Code section 408(a)(6) and the regulations thereunder, rather than Sections 8, 9, 10, and 12 below.

6. The Annuity Date is the date the Owner's entire Contract Value will be distributed or commence to be distributed. The Annuity Date shall be no later than April 1 of the calendar year following the calendar year in which the Owner attains age 70-1/2 (the Required Beginning Date). The Owner or Owner's Beneficiary, as applicable, shall have the sole responsibility for requesting or arranging for distributions that comply with this endorsement and applicable income tax requirements.

7. Any amounts payable during the Owner's lifetime shall commence on or before the Annuity Date and shall be payable in substantially equal amounts, at least annually. Payment shall be made as follows:

                  a.       in a lump sum; or

                  b.       over the Owner's life; or

                  c. over the lives of the Owner and his or her designated Beneficiary; or

                  d. over a period certain not exceeding the Owner's life expectancy; or

                  e. over a period certain not exceeding the joint and last survivor life expectancy of the Owner and his or her designated Beneficiary.

         If the Owner's entire interest is to be distributed in other than a lump sum, then the minimum amount to be distributed each year (commencing with the calendar year following the calendar year in which the Owner attains age 70-1/2 and each year thereafter) shall be determined in accordance with Code section 408(b)(3) and the regulations thereunder, including the incidental death benefit requirement of Code section 401(a)(9)(G), the regulations thereunder, and the minimum distribution incidental death benefit requirement of Q&A-2 of Treasury Regulation section 1.401(a)(9)-6. Payments must be either non-increasing or may increase only as provided in Q&A-14 of Treasury Regulation section 1.401(a)(9)-6. It is the Owner's responsibility to make sure that the required minimum distribution is taken in a timely manner and that the correct amount is distributed.

         The distribution periods described in this Section 8 cannot exceed the periods specified in section 1.401(a)(9)-6 of the Treasury Regulations.

         The first required payment can be made as late as April 1 of the year following the year the individual attains age 70-1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

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8.       If the Owner dies after distribution of his or her interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to his or her death.

         If the Owner dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

         a. If the designated Beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the remaining life expectancy of the designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of the Owner's death, or, if elected, in accordance with paragraph (c) below.

         b. If the Owner's sole designated Beneficiary is the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the Owner would have attained age 70-1/2, if later), over such spouse's life, or, if elected, in accordance with paragraph (c) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated Beneficiary's remaining life expectancy determined using the Beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (c) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the Contract option chosen.

         c. If there is no designated Beneficiary, or if applicable by operation of paragraph (a) or (b) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b) above).

         d. Life expectancy is determined using the Single Life Table in Q&A-1 of section 1.401(a)(9)-9 of the Treasury Regulations. If distributions are being made to a surviving spouse as the sole designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (a) or (b) and reduced by 1 for each subsequent year.

         e. Notwithstanding any provision in the Contract to the contrary, upon becoming entitled to the remaining interest of the Contract, the primary or contingent beneficiary, as the case may be (the "Original Beneficiary") shall have the right to


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                  designate a subsequent beneficiary (the "Subsequent
                  Beneficiary") to receive any interest in the Contract that is not distributed during the Original Beneficiary's lifetime if the designation is executed before the death of the Original Beneficiary, in a written form acceptable to Us, the designation expressly refers to the remaining benefits in the Contract, and the Owner did not designate a Subsequent Beneficiary to receive benefits upon the Original Beneficiary's death. If such remaining benefits are thus payable to such a Subsequent Beneficiary, they shall be paid over a period that does not extend beyond the maximum distribution period over which the Original Beneficiary was required to receive the interest under Section 401(a)(9) of the Code.

                  If the Original Beneficiary is a trust and is receiving benefits under the Contract over the life expectancy of a trust beneficiary, then upon the death of such trust beneficiary prior to the complete distribution of such benefits to the trust, such remaining benefits shall be payable to the trust, or directly to the successor trust beneficiary if so instructed in writing by the trustee of such trust, over a period that does not extend beyond the maximum distribution period over which the Original Beneficiary was required to receive the interest under Section 401(a)(9) of the Code.

9. If the sole designated Beneficiary is the Owner's surviving spouse, the spouse may elect to treat the Contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the Contract or fails to take required distributions as a Beneficiary.

         If the Owner dies before his or her entire interest has been distributed, no additional premiums will be accepted under this policy after his or her death unless the Beneficiary is the Owner's surviving spouse.

10. The "interest" in the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&A-7 and Q&A-8 of section 1.408-8 of the Treasury Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

11. For purposes of paragraph 8 above, required distributions are considered to commence on the Owner's Required Beginning Date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph 8(b) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of section 1.401(a)(9)-6 of the Treasury Regulations, then required distributions are considered to commence on the Annuity Date.

12. The insurer of this Contract shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

13. This endorsement is intended to qualify the Contract under the provisions of Code section 408 for federal income tax purposes. The provisions of the Contract in conjunction with

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         the provisions of this endorsement are to be interpreted to maintain such qualification, notwithstanding any other provision to the contrary. We reserve the right to amend or modify the Contract or this endorsement to the extent necessary to comply with any law, regulation, ruling, or other requirement necessary to establish or maintain the tax advantages available to an individual retirement annuity under Code section 408(b) and any other applicable law. We will send the Owner a copy of such amendment to this endorsement. The Owner is responsible for determining that premiums, distributions and other transactions under the Contract comply with applicable laws.

14.      This endorsement is effective as of the Contract Date.

This Endorsement controls over any contrary provisions of the Contract.

                                   MERRILL LYNCH LIFE INSURANCE COMPANY



                                   By:______________________________________
                                                     Secretary

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